EXHIBIT 22.1

          The following corporations are either direct or indirect, wholly-owned subsidiaries of the Company:

         Subsidiary                                       Incorporation

         Automated Wagering International, Inc.           Delaware
         Automatic Music Service of Billings, Inc.        Montana
         Automation First, Inc.                           Montana
         Nuevo Sol Turf Club, Inc.                        New Mexico
         Raven's D&R Music, Inc.                          Montana
         United Tote Canada, Inc.                         Canada
         United Tote Company                              Montana
         United Wagering Systems, Inc.                    Delaware
         Video Lottery Consultants, Inc.                  Montana
         VLC of Nevada, Inc.                              Nevada